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                                                                    Exhibit 23.1

Independent Auditors' Consent


We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-103027 of Abraxas Petroleum Corporation of our report dated March 10, 2003, July 18, 2003, as to Note 20 and the first paragraph of "New Accounting Pronouncements" in Note 1, (which report expresses an unqualified opinion and includes two explanatory paragraphs referring to the subsequent events described in Note 2 and the restatement described in Note 20), appearing in the Prospectus, which is part of this Post-Effective Amendment No. 2 to the Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
San Antonio, Texas
August 8, 2003